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                                                                    EXHIBIT 10.7

                           MACQUARIE YORKSHIRE LIMITED

                                       and

                               BALFOUR BEATTY PLC

                                       and

                        YORKSHIRE LINK (HOLDINGS) LIMITED

                                       and

                             YORKSHIRE LINK LIMITED

                                       and

                      MACQUARIE EUROPEAN INFRASTRUCTURE PLC
                      _____________________________________

                             SHAREHOLDERS AGREEMENT
                                   relating to
                        YORKSHIRE LINK (HOLDINGS) LIMITED
                                       and
                             YORKSHIRE LINK LIMITED
                      _____________________________________

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                                    CONTENTS

CLAUSE                                                                                    PAGE
1.          INTERPRETATION...........................................................       2
2.          WARRANTIES...............................................................       5
3.          OBJECTIVES OF THE SHAREHOLDERS, YHL AND YLL..............................       5
4.          NOT USED.................................................................       6
5.          MANAGEMENT...............................................................       6
6.          RESERVED MATTERS.........................................................       7
7.          PERSONNEL................................................................       8
8.          CONTINUING OBLIGATIONS...................................................       9
9.          DIVIDEND POLICY..........................................................      10
10.         RESTRICTIVE COVENANTS....................................................      10
10A.        MEANING OF TERMS IN CLAUSES 11, 11A AND 12...............................      11
11.         TRANSFER OF SHARES.......................................................      12
11A         PRE-EMPTIVE RIGHTS.......................................................      16
12.         TRANSFER OF YLL LOAN STOCK AND COMMERCIAL SUBORDINATED LOAN AGREEMENT....      20
13.         DEFAULT..................................................................      21
14.         CONFIDENTIALITY..........................................................      22
15.         DURATION.................................................................      22
16.         DISPUTES.................................................................      23
17.         TAX AND THE SURRENDER OF LOSSES..........................................      23
18.         ANNOUNCEMENTS............................................................      31
19.         NOTICES AND RECEIPTS.....................................................      31
20.         COSTS AND VAT............................................................      31
21.         SEVERABILITY.............................................................      32
22.         WHOLE AGREEMENT..........................................................      32
23.         GENERAL..................................................................      32
24.         NOT USED.................................................................      33
25.         COUNTER INDEMNITY........................................................      33
26.         GOVERNING LAW............................................................      33

SCHEDULES

SCHEDULE 1 ..........................................................................      34
SCHEDULE 2 ..........................................................................      36
SCHEDULE 3 ..........................................................................      39
SCHEDULE 4 ..........................................................................      40
Signatories .........................................................................      41

                                       i
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THIS AGREEMENT is made on 26th March, 1996 as amended and restated on 30 April
2003

BETWEEN:

(1) MACQUARIE YORKSHIRE LIMITED (registered number 4712996) whose registered office is at Level 29 and 30, 1 Ropemaker Street, London EC2Y 9HD ("MYL");

(2) BALFOUR BEATTY PLC (registered number 395826) whose registered office is at 130 Wilton Road, London SW1V 1LQ ("BB");

(3) YORKSHIRE LINK (HOLDINGS) LIMITED (registered number 3059235) whose registered office is at Level 29 and 30, 1 Ropemaker Street, London EC2Y 9HD ("YHL");

(4) YORKSHIRE LINK LIMITED (registered number 2999303) whose registered office is at Level 29 and 30, 1 Ropemaker Street, London EC2Y 9HD ("YLL"); and

(5) MACQUARIE EUROPEAN INFRASTRUCTURE PLC (registered number 867281) whose registered office is at Level 29 and 30, 1 Ropemaker Street, London EC2Y 9HD ("MEIP").

WHEREAS:

(A) YHL is a private company limited by shares short particulars of which are set out in Part 1 of Schedule 1.

(B) YLL is a private company limited by shares short particulars of which are set out in Part 2 of Schedule 1.

(C)      YLL is the wholly owned subsidiary of YHL.

(D) The main business of YHL is the making and holding of its investment in YLL.

(E) YLL has entered into the DBFO Contract, raised the finance for the Project (under the terms and conditions of the Funding Agreements) and is currently undertaking the Project.

(F)      MYL and BB are shareholders in YHL.

(G) The parties have agreed to enter into this agreement for the purposes of (i) regulating, as between the parties, their relationship with each other as shareholders in YHL and (ii) regulating, as between all of the parties, certain aspects of the affairs of YHL and YLL.

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IT IS AGREED as follows:

1.       INTERPRETATION

(1)      In this agreement:

         "AFFILIATE" means in relation to any member, any subsidiary undertaking or parent undertaking or any other subsidiary undertaking of that parent undertaking save that in relation to MYL, it means MEIP and any subsidiary undertaking of MEIP;

         "ARTICLES" means the articles of association of YHL or YLL (as the case may be);

         "BF LETTER OF CREDIT" has the meaning given to it in the EIB Facility Agreement (as defined in the Intercreditor Agreement).

         "BOARD" means the board of Directors for the time being of YHL or YLL (as the case may be);

         "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks are generally open in London for normal business;

         "COMMERCIAL BANK FACILITY AGREEMENT" means a facility agreement between, amongst others, YLL, the financial institutions described as lenders therein, the arrangers described therein and ABN AMRO Bank NV as agent in relation to certain credit facilities in favour of YLL;

         "COMMERCIAL SUBORDINATED LOAN AGREEMENT" means a subordinated loan agreement between YLL (as borrower) and MYL and BB (as lenders);

         "COMPANY" means YHL or YLL, as the case may be;

         "COMPLETION DATE" means 26 March 1996;

         "CONSTRUCTION CONTRACT" means the construction contract entered into on 26 March 1996 and made between YLL as employer and each of Balfour Beatty Civil Engineering Limited and Skanska Construction UK Limited as the contractor for the design and construction of the Project;

         "DBFO CONTRACT" means the concession agreement dated 26 March 1996 between the Secretary of State for Transport and YLL requiring YLL to design, build, finance and operate the M1-A1 Link Road (Lofthouse to Bramham) in return for shadow tolls;

         "DIRECTOR" means any director for the time being of YHL or YLL as the case may be;

         "EIB" means European Investment Bank of 100 Boulevard Konrad Adenauer, L-2950 Luxembourg;

         "EIB FACILITY AGREEMENT" means a facility agreement between YLL and EIB in relation to certain credit facilities in favour of YLL;

         "FINANCIAL YEAR" means a financial year for the purposes of the Companies Act 1985;

         "FUNDING AGREEMENT" means each of the Commercial Bank Facility Agreement, the EIB Facility Agreement and (each as defined in the Intercreditor Agreement) the EIF Senior Guarantee Facility Agreement, the Commercial Subordinated Loan Agreement, the YLL Loan Stock Instrument and any guarantees issued thereunder;

         "GROUP" means in relation to any party, it and its Affiliates;

         "GUARANTEE" means the deed of guarantee entered into on the Completion Date and amended and restated on the date of amendment and restatement of this agreement, under which MEIP agrees to guarantee the performance of MYL of its obligations under this agreement and the performance by MIUK of its obligations under the Technical Services Agreement and the Secondment Agreement.

         "INTERCREDITOR AGREEMENT" means an intercreditor agreement between, amongst others, YLL and the lenders under each of the Funding Agreements in relation to, amongst other things, the priority of secured and unsecured claims between such persons;

         "LC PROVIDER" means MEIP and BB.

         "MIUK" means Macquarie Infrastructure (UK) Limited, (registered number 1540913) whose registered office is at Level 29 and 30, 1 Ropemaker Street, London EC2Y 9HD;

         "MYL OWNER" means (i) MEIP; (ii) an Affiliate of MEIP who, together or by themselves own all of the shares in MYL then on issue;

         "POST-TAX PROFITS" means in respect of any Financial Year the audited post-tax profit of the relevant Company as shown in the audited profit and loss account of that Company or, as the case may be, the audited consolidated profit and loss accounts of YHL and its subsidiaries for that year;

         "PROJECT" means the designing, building, financing and operating of the M1-A1 Link Road (Lofthouse to Bramham) and various related on and off site facilities in accordance with the terms of the DBFO Contract;

         "PROJECT BUDGET" means the project budget of YLL;

         "RELEVANT DATE" means the date on which any party becomes a party to this agreement whether as an original party or by subsequently adhering to its terms in the manner described in this agreement;

         "RESERVED MATTERS" means each of the matters in Schedule 2;

         "SECONDMENT AGREEMENT" means the replacement secondment agreement between MIUK, BB and YLL dated on or about the date of the amendment and restatement of this agreement under which MIUK and BB each agree to second personnel to YLL;

         "SHAREHOLDERS" means MYL and BB and, where the context so admits, any person holding shares in YHL who is party to this agreement;

         "SHARE PLEDGE AGREEMENT" means a share pledge on 26 March 1996 granted by YHL in favour of the Security Trustee (as defined in the Intercreditor Agreement) as agent and trustee for the lenders under the Funding Agreements in relation to the issued share capital of YLL;

         "SUBSIDIARY" and "HOLDING COMPANY" shall have the meanings given in section 736 of the Companies Act 1985;

         "TECHNICAL SERVICES AGREEMENT" means the agreement between YLL, MIUK and BB relating to the provision of technical services to YLL;

         "ULTIMATE PARENT UNDERTAKING" means, in the case of MYL, MEIP, and, in the case of BB, BB;

         "YHL AGREEMENTS" means the agreement(s) to be entered into by YHL at Completion as listed in Part 1 of Schedule 4;

         "YHL ARTICLES" means the articles of association of YHL;

         "YHL BOARD" means the board of directors of YHL;

         "YHL MEMORANDUM" means the memorandum of association of YHL;

         "YHL SHARES" means the ordinary shares in the share capital of YHL;

         "YLL AGREEMENTS" means the agreements entered into by YLL as listed in
         Part 2 of Schedule 4;

         "YLL ARTICLES" means the articles of association of YLL;

         "YLL BOARD" means the board of directors of YLL;

         "YLL LOAN STOCK" means the (pound)12,000,000 15 per cent. secured subordinated loan stock of YLL constituted by the YLL Loan Stock Instrument or, as the case may be, the nominal amount thereof for the time being outstanding;

         "YLL LOAN STOCK INSTRUMENT" means a Loan Stock Instrument dated 26 March 1996 creating (pound)12,000,000 15 per cent. secured subordinated loan stock;

         "YLL MEMORANDUM" means the memorandum of association of YLL; and

         "YLL SHARES" means the ordinary shares in the share capital of YLL.

(2) Any reference, express or implied, to an enactment includes references to:

         (a) that enactment as amended, extended or applied by or under any other enactment before or after this agreement;

         (b) any enactment which that enactment re-enacts (with or without modification); and

         (c) any subordinate legislation made (before or after this agreement) under any enactment, as amended, extended or applied as described in paragraph (a) above or under any enactment referred to in paragraph (b) above.

(3) The singular shall include the plural and vice versa and words denoting a person shall include a body corporate and an unincorporated association of persons and, unless otherwise stated, include that person's successors or assigns.

(4) Any reference in this agreement to this agreement, another agreement, deed, instrument or other document shall be construed as a reference to this agreement or that other agreement, deed, instrument or other document as the same may have been, or may from time to time be, amended, varied, supplemented or novated.

(5) Subclauses (1) to (4) above apply unless the contrary intention appears.

(6)      The headings in this agreement do not affect its interpretation.

(7) Any annex, appendix or schedule to this agreement shall take effect as if set out in this agreement and references to this agreement shall include its annexes, appendices and schedules.

2.       WARRANTIES

         Each of the Shareholders represents and warrants to the other(s) at the Completion Date that the matters contained in Schedule 3 are true and accurate.

3.       OBJECTIVES OF THE SHAREHOLDERS, YHL AND YLL

(1) The primary object of YHL is to maximise the value of its investment in YLL in a manner consistent with the YHL Agreements and YHL shall not carry on any other business without the agreement in writing of all the Shareholders who are the parties to this agreement.

(2) The primary object of YLL is to undertake and profitably operate the Project in accordance with the YLL Agreements and YLL shall not carry on any other business without the agreement in writing of all the Shareholders who are the parties to this agreement.

(3) Subject as otherwise required by law or by the provisions of this agreement, proceedings of YHL shall be conducted in such a way as to maximise profit available for distribution to its shareholders to the extent consistent with good business practice.

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(4)      Subject as otherwise required by law or by the provisions of this agreement, proceedings of YLL shall be conducted in such a way as to maximise profit available for distribution to YHL to the extent consistent with good business practice.

(5) Each of YHL and YLL shall deal with the Shareholders and their Affiliates on an arm's length basis and the Shareholders shall endeavour to ensure that any existing or potential conflicts of interest are brought to the attention of YHL or YLL (as the case may be) at the earliest opportunity so that they can be dealt with in accordance with the provisions of this agreement and the relevant Articles.

4.       NOT USED

5.       MANAGEMENT

(1) The composition of the YLL Board shall be identical to that of the YHL Board together with the same voting rights.

(2) Other than in relation to matters which legally require the participation of the YHL Board, all business relating to the Project shall be undertaken by the YLL Board.

(3) The maximum number of Directors shall be six and the minimum shall be two.

(4) Each Shareholder shall be entitled to appoint one Director for every 16.67% of the YHL Shares which that Shareholder holds (together with its Affiliates). Each Shareholder shall be entitled to remove any Director appointed by it and appoint another person as a Director in his place. If a Shareholder's holding of YHL Shares falls below the minimum percentage required to appoint the number of Directors which have been appointed by it, that Shareholder shall reduce its number of Directors accordingly, provided that if such reduction is not performed, the Shareholders shall procure that such removal takes place as soon as practicable and in any event prior to or at the beginning of the next meeting of the relevant Board.

(5) The managing director of YHL and YLL from time to time shall be appointed by the relevant Board and shall be a Director of the relevant Company, but shall not be entitled to vote at Board meetings. The managing director shall only be removed or replaced with the unanimous consent of the Shareholders.

(6)      [Not used]

(7) Unless otherwise agreed by all of the Directors, meetings of the YLL Board shall be held at intervals of not more than one month and not less than seven days' written notice shall be given to each of the Directors (and any alternate directors) of all meetings of the Board at the address notified from time to time by each Director to the secretary of the relevant Company. Each such notice shall contain, inter alia, an agenda specifying in reasonable detail the matters to be discussed at the relevant meeting and any relevant papers for discussion at such meeting.

(8) Subject to clauses 6(6) and 13(2), the quorum for any meeting of the Board shall be one appointee from each of the Shareholders entitled to appoint a Director under subclause (4). If any meeting is adjourned for want of a quorum, not less than seven days' (or such other period as shall be agreed by all the Directors) written notice of the adjourned meeting shall be given to all the Directors and at the adjourned meeting the quorum shall be one appointee from each of two Shareholders.

(9) All or any of the Directors may attend a meeting of the Board by means of a conference telephone or other communication equipment provided that all persons participating in the meeting are able to hear and address each other. Any Director attending a Board Meeting in this way shall be deemed to be present in person at the meeting and shall be entitled to vote and be counted in a quorum accordingly.

(10) The current chairman of the Board and of general meetings has been nominated by BB; thereafter the appointment of the chairman shall rotate between the shareholders on every second anniversary of the Completion Date.

(11) The chairman shall not be entitled to a second or casting vote either in general meeting or at any meeting of directors of the relevant Company.

(12) Fees shall be paid by YHL and YLL to the Directors in the amounts agreed by the relevant Board.

(13) Any non-executive Director appointed to the Board shall not be entitled to vote on a resolution of Directors.

(14) Other regulations relating to the quorum and proceedings of directors are contained in the Articles.

6.       RESERVED MATTERS

(1) Each Director or, if a Shareholder has appointed more than one director in accordance with clause 5(4), the Director specified from time to time by that Shareholder by written notice to the Board as being entitled to vote, shall at any meeting of the Board be entitled to cast the number of votes equal to the number of YHL Ordinary Shares registered in the name of the Shareholder (or any of its Affiliates) who appointed that Director (or, as the case may be, those Directors).

(2)      [Not used].

(3)      All matters of the Board (other than those referred to in subclause
         (5)) shall be decided by majority vote on the basis of the number of votes to which each Director is entitled under subclause (1) above.

(4) The Shareholders agree as between themselves that they shall use all reasonable endeavours to procure that, save as specifically contained in the Project Budget, the Board of each of YHL and YLL shall not do any of the things in Part 2 of Schedule 2 (Reserved Matters) without the prior approval (either in writing or at the relevant Board meeting) of all of those Directors appointed by any Shareholder which (together with their Affiliates) hold not less than 49% in nominal value of the YHL Shares for the time being entitled to attend and vote at general meetings.

(5) The Shareholders agree, as between themselves, that they shall procure that, save as specifically contained in the Project Budget, neither YHL nor YLL shall do any of the things in Part 1 of Schedule 2 (Reserved Matters) without the prior approval (either in writing or at the relevant general meeting) of Shareholders which (together with their Affiliates) hold not less than 90 per cent. in nominal value of the YHL Shares for the time being entitled to attend and vote at general meetings.

(6)      Notwithstanding anything to the contrary in the relevant Articles:

         (a) no Shareholder or Director appointed or nominated by that Shareholder shall be entitled or required to vote on any decision of the relevant Company or the Board relating to the enforcement of rights, disputes, legal proceedings or amendments to any of the YHL Agreements or the YLL Agreements to which it or its Affiliate is a party ("SHAREHOLDER LITIGATION"), provided that where the counterparty or counterparties is an Affiliate of both BB and MYL, each of BB and MYL (as shareholders) and the Directors appointed by them shall be entitled to vote in respect of any such matters; and

         (b) any meeting of YHL, YLL or the Board of either of them which would be quorate but for the absence of such Shareholder or Director shall be deemed quorate to the extent that the business of such meeting is to discuss, consider or resolve any matter relating to such Shareholder Litigation and any resolution or vote taken at such a meeting which would be valid and carried but for the absence of the vote of such Shareholder or Director shall be deemed to be valid and carried.

         For the avoidance of doubt, neither MYL, BB nor any Director appointed by them shall be restricted from voting on any decision relating to the enforcement of rights under the Construction Contract and the Technical Services Agreement.

7.       PERSONNEL

(1) YLL may, in addition to employing personnel, obtain secondees from the Shareholders or their Affiliates and has entered into the Secondment Agreement in relation to such personnel. Such secondees shall be subject to the direction and control of YLL during any such period of secondment.

(2) The parties recognise that the Directors of YLL and its employees and secondees owe a primary duty to act in the best interests of YLL which shall take priority over their duties to the Shareholders or their Affiliates to the extent that there is any conflict during any such period of appointment, employment or secondment.

8.       CONTINUING OBLIGATIONS

         The Shareholders shall procure that for so long as they are shareholders in YHL and, for so long as YHL is the sole shareholder in YLL, the following obligations are complied with:

         (a)      (i)      YHL, its officers and the Shareholders shall observe
                           all the provisions of the YHL Memorandum and the YHL
                           Articles (as amended or replaced from time to time).

                  (ii) YLL, its officers and YHL shall observe all the provisions of the YLL Memorandum and the YLL Articles (as amended or replaced from time to time).

         (b) Each Shareholder and YHL shall use all reasonable endeavours to procure that YLL complies with the Project Budget and any operating budget set by YHL. If YHL or YLL becomes aware of any material variation during any Financial Year in the Project Budget it shall immediately notify each of the Shareholders.

         (c) YHL shall provide each Shareholder, being a holder of 16.67 per cent. or more of the YHL Shares, with:

                  (i) monthly accounts and progress reports within three weeks of the end of each month or as otherwise agreed by the Shareholders;

                  (ii) audited accounts of YHL and YLL and audited consolidated accounts of YHL and YLL within six months of the end of each Financial Year and shall lay them before a general meeting of the relevant Company within such period; and

                  (iii) such further information as each Shareholder may from time to time reasonably require as to all matters relating to the businesses or affairs of YHL and YLL or to the financial position of YHL and YLL.

         (d) YHL and YLL shall keep proper accounting records and in them make true and complete entries of all of its dealings and transactions in relation to its business and procure that its accounting records shall at all reasonable times during normal business hours be available for inspection by each of the Shareholders or the respective Shareholders' duly authorised representatives or agents.

         (e) YHL and YLL shall provide each of the Shareholders with such certificates (including certificates of auditors) of borrowings, Post-tax Profits and such other matters as each of the Shareholders may reasonably require in the form and furnished at such time as each of the Shareholders shall reasonably require.

9.       DIVIDEND POLICY

         Subject always to the terms of the Intercreditor Agreement and the Funding Agreements:

         (1) YHL shall procure that YLL shall, to the extent permitted by law and subject to making prudent reserves, distribute by way of dividend in respect of each Financial Year 100 per cent. of the Post-tax Profits of YLL for that Financial Year;

         (2) the Shareholders shall procure that YHL shall, to the extent permitted by law, distribute by way of dividend in respect of each Financial Year 100 per cent. of the Post-tax Profits of YHL for that Financial Year;

         (3) to the extent that YHL is restricted from paying a dividend under paragraph (2) above, but YLL or any other subsidiary has available distributable reserves, YHL shall take all reasonable steps to maximise profits available for distribution by YHL including, without limitation, procuring the payment of such dividends by YLL or any subsidiary to enable YHL to pay the dividend referred to in paragraph (2) above;

         (4) YHL, YLL and any of their subsidiaries may declare interim dividends; and

         (5) the relevant Company shall, to the extent permitted by law, pay any such dividends within 30 days after the date of the holding of the annual general meeting before which the audited accounts of the relevant Company for the Financial Year are laid.

10.      RESTRICTIVE COVENANTS

(1) Each Shareholder, being a holder of five per cent. or more of the YHL Shares, undertakes with the other Shareholders, that, for so long as it, or any Affiliate of it, remains a member of YHL and for two years after the date on which it or any Affiliate ceases to be a member (the "TERMINATION DATE"), without the prior consent of the other Shareholder(s) (such consent not to be unreasonably withheld) it will not and will procure that any such Affiliate will not (either personally or through an agent):

         (a) be concerned in any business which is competitive or calculated or likely to be competitive with YHL, YLL or any other subsidiary in their pursuit or performance of the Project; or

         (b) induce or attempt to induce any supplier of any of YHL, YLL or any other subsidiary to cease to supply, or to restrict or vary the terms of supply to them; or

         (c) induce, or attempt to induce, any officer or employee of any of YHL, YLL or any other subsidiary to leave his employment with them; or

         (d) use or (insofar as it can reasonably do so) allow to be used (except by YHL, YLL or any of their subsidiaries) any trade name used by YHL, YLL or any of their subsidiaries at the Termination Date or any other name calculated or likely to be confused with such a trade name.

(2)      For the purposes of subclause (1):

         (a) a Shareholder or its Affiliate is concerned in a business if it carries it on as principal or agent or if:

                  (i) it is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

                  (ii) it has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business, disregarding any financial interest of a person in securities which are listed on The London Stock Exchange or traded on the Alternative Investment Market if that person, the Shareholder or its Affiliate and any person connected with it are interested in securities which amount to less than ten per cent. of the issued securities of that class and which, in all circumstances, carry less than ten per cent. of the voting rights (if any) attaching to the issued securities of that class; and

         (b) references to any of YHL, YLL and their subsidiaries include their respective successors in business.

(3) Each covenant contained in each paragraph or subclause above shall be, and is, a separate covenant by each relevant Shareholder, and shall be enforceable by the other Shareholder(s) separately and independently of each of the other covenants and its validity shall not be affected if any of the others is invalid; if any of the covenants is void but would be valid if some part of the covenant were deleted the covenant in question shall apply with such modification as may be necessary to make it valid.

(4) Each Shareholder, having obtained professional advice, acknowledges and agrees that the covenants contained in this clause are no more extensive than is reasonable to protect the other(s) as a subscriber of shares in YHL.

(5) If any provision of this agreement or of any other agreement or arrangement of which it forms part is subject to registration under the Restrictive Trade Practices Act 1976, that provision shall not take effect until the day after particulars of the agreement or arrangement have been given to the Director General of Fair Trading under section 24 of that Act.

10A.     MEANING OF TERMS IN CLAUSES 11, 11A AND 12

         In Clauses 11, 11A and 12, the following terms have the following meanings unless the context otherwise requires:

         "APPROVALS" means:

         (a) any necessary approvals required by any competent supranational, governmental or regulatory agencies or authorities;

         (b) any necessary approval of the shareholders of a Shareholder or Affiliate in general meeting; and

         (c) the prior approval of the Secretary of State for Transport if required by the terms of the DBFO Contract.

         "COMPETING PROPORTION" means the proportion derived from dividing the number of YHL Shares, the number of YLL Loan Stock or the principal amount of the Commercial Subordinated Loan Agreement held by a Shareholder by the sum of the number of YHL Shares, the number of YLL Loan Stock and the principal outstandings of the Commercial Subordinated Loan Agreement (as the case may be) held by the Continuing Shareholders or Losing Shareholders to whom an allotment is made pursuant to Clause 11A(4).

         "OTHER SHARES" means the YHL Shares held by Shareholders other than the Shareholder proposing to Transfer any interest in any YHL Share or any right attaching to them.

         "OWNERSHIP PROPORTION" means the proportion derived from dividing the number of YHL Shares, the number of YLL Loan Stock or the principal amount of the Commercial Subordinated Loan Agreement held by a Shareholder by the total number of YHL Shares then on issue, the total number of YLL Loan Stock then on issue and the total principal outstandings of the Commercial Subordinated Loan Agreement (as the case may be).

         "RELEVANT PROPORTION" means the proportion derived from dividing the number of YHL Shares, the number of YLL Loan Stock or the principal amount of the Commercial Subordinated Loan Agreement the subject of a Transfer Notice by the total number of YHL Shares then on issue, the total number of YLL Loan Stock then on issue and the total principal outstandings of the Commercial Subordinated Loan Agreement (as the case may be).

         "TRANSFER" means any sale, transfer, assignment, pledge, charge or other disposal.

11.      TRANSFER OF SHARES

         Subject always to the terms of the Intercreditor Agreement, the Funding Agreements and the DBFO Contract:

         (1) No Shareholder may Transfer any interest in any YHL Share or any right attaching to it except:

                  (a) with the prior written consent of all other Shareholders which (together with their Affiliates) hold not less than 90% of the Other Shares; or

                  (b) pursuant to a Transfer to an Affiliate in accordance with subclause (5); or

                  (c)      pursuant to a Transfer under subclause (2).

                  Where a Shareholder is entitled to Transfer any interest in any YHL Share in accordance with Clause 11(1), such Transfer may be in respect of all or any part of the YHL Shares held by that Shareholder.

         (2) Other than in accordance with subclause (1)(a) and (b), no Shareholder may Transfer its YHL Shares:

                  (a)      [Not used]

                  (b) without the prior approval of the Secretary of State for Transport and subject to the terms of the DBFO Contract;

                  (c) without first offering the right to acquire the shares to each other Shareholder or the right to sell shares to a bona fide arms length third party in each case in accordance with Clause 11A of this Agreement.

         (2A) If a Continuing Shareholder is entitled to, and does, give notice that it wishes that this Clause 11(2A) apply ("VENDOR SHAREHOLDER"), the following shall occur:

                  (a) the Vendor Shareholder shall have the right to sell to the Proposing Transferee an amount of YHL Shares, YLL Loan Stock and a principal amount of the Commercial Subordinated Loan Agreement equal to its Ownership Proportion of the Offered Interests ("VENDOR INTERESTS") and the Proposing Transferor shall only have the right to Transfer to the Proposing Transferee YHL Shares, YLL Loan Stock and a principal amount of the Commercial Subordinated Loan Agreement comprising the Offered Interests other than the Vendor Interests;

                  (b) The sale referred to in clause 11(2A)(a) shall be at the same price per share and on the same terms offered by the third party;

                  (c) A party making an election to exercise rights under this clause 11.2A shall have no right to make an offer to acquire any Offered Interests under clause 11A (except as permitted by Clause 11A(8));

                  (d) Any notification of the right to sell must be made within 10 Business Days of receiving the notice referred to in clause 11A(2);

                  (e) For the avoidance of doubt, the YHL Shares, YLL Loan Stock and the principal amount of the Commercial Subordinated Loan Agreement that shall be Transferred to those Continuing Shareholders that exercise their right to acquire Offered Interests under Clause 11A, shall be that initially offered for Transfer by the Proposing Transferor.

         (3) The Shareholders agree, as between themselves, that no Shareholder shall attempt to Transfer or agree to Transfer any of its YHL Shares (or any interest therein), any YLL Loan Stock (or any interest therein) or any interest in the Commercial Subordinated Loan Agreement except in accordance with the provisions of the YHL Articles and this agreement but, subject to compliance with all of such terms, a Proposing Transferor may transfer its YHL Shares without limitation, except that it shall be a condition of any transfer that:

                  (i) the transferee undertakes in a form satisfactory to the other Shareholders to be bound by the obligations under this agreement by which the transferor is bound; and

                  (ii) the transferee and the other Shareholders agree what procedures should be followed in the event that, following the date of such transfer, the Board or a general meeting of Shareholders become deadlocked.

         (4) If a Shareholder at any time attempts to Transfer any YHL Share, any YLL Loan Stock or any interest in the Commercial Subordinated Loan Agreement otherwise than in accordance with this Agreement, that Shareholder shall be deemed immediately before the attempt to have served YHL and the Continuing Shareholders with a Transfer Notice in respect of the YHL Shares. YHL shall notify the Continuing Shareholders promptly after receiving actual notice of such of the attempt. The Specified Terms shall incorporate the Fair Price ascertained in accordance with Clause 11(7) as at the date on which YHL receives actual notice of such attempt by reference to the information available at that time. YHL shall give notice to the Continuing Shareholders as soon as the Fair Price is ascertained. The Transfer Notice shall be deemed to be received by the Continuing Shareholders on receipt of the notice of the Fair Price and the provisions of Clause 11A shall apply.

         (4A) Each Shareholder agrees that it will not without the prior written consent of the other Shareholders, transfer, permit the issue of or otherwise dispose of or agree to transfer, sell or otherwise dispose of any beneficial interest in or enter into any arrangements relating to any YHL Shares or any interest therein, if as a result of such transfer, sale or other disposal or arrangements, YHL would cease to be a company owned by a consortium as defined in sections 247(9)(c) and 413(6) of the Income and Corporation Taxes Act 1988 (the "Act"). The Shareholders intend that YHL should be a company "owned by a consortium" and a "consortium company" as so defined.

         (5)      For the purposes of this subclause (5):

                  "TRANSFEROR" means a Shareholder which has transferred or proposes to transfer its YHL Shares to an Affiliate.

                  "TRANSFEREE" means a company holding Shares in consequence of a transfer or a series of transfers between Affiliates.

                  "RELEVANT SHARES" means YHL Shares acquired by a Transferee pursuant to a transfer or series of transfers to Affiliates and any additional YHL Shares issued to that Transferee in exercise of capitalisation or acquired by the Transferee by way of any right or option granted or arising by virtue of any holding of such shares or the membership of YHL thereby conferred.

                  If, while it holds YHL Shares, a Transferee ceases (or is about to cease) to be an Affiliate of the Transferor from which the Relevant Shares were derived, then the Transferee shall give a Transfer Notice in respect of those shares and, if the Transferee fails to give a Transfer Notice, it shall be deemed immediately following such event to have served YHL with a Transfer Notice in respect of those shares. The parties agree that MYL (for so long as it is wholly owned the MYL Owners) shall not be a Transferee for the purposes of this clause and the provisions of this Clause 11(5) shall not require MYL to issue a Transfer Notice if MYL ceases to be an Affiliate of MIUK.

                  If the MYL Owners receive a bona fide offer to Transfer all or any part of its shares in MYL, from any bona fide arms length third party purchaser, then MEIP shall within 5 Business Days give notice to all other Shareholders including in such notice:

                  (a) the percentage of shares in MYL which the MYL Owners are proposing to Transfer;

                  (b)      the purchase price; and

                  (c) the material terms of the offer (including whether any sale is subject to any Approvals), and

                  Clauses 11A(3), 11A(4), 11A(5), 11A(6), 11A(7) and 11A(8)
                  shall apply except that:

                  (d) references to "Transfer Notice" shall be construed as a reference to the notice containing the items in paragraphs (a), (b) and (c) and references to "Specified Terms" shall be construed as a reference to the terms of such Transfer Notice;

                  (e) references to YHL Shares shall be construed as a reference to shares in MYL;

                  (f) references to "YLL Loan Stock" and "interests in the Commercial Subordinated Loan Agreement" shall be disregarded;

                  (g) references to the "Proposing Transferor" shall be construed as references to the MYL Owners;

                  (h) references to the "Proposing Transferee" shall be construed as references to the bona fide arms length third party purchaser offering to acquire shares in MYL; and

                  (i) notices shall be given to MEIP, MEIP shall give notices and MEIP shall make determinations as to the terms of the offers (in each case, in lieu of YHL).

                  For the avoidance of doubt, Clauses 11A(3A) and 11(2A) shall not apply to any Transfer or prospective Transfer of shares in MYL.

         (6) Except as provided under the Share Pledge Agreement, YHL shall not sell, transfer, assign, pledge, charge or otherwise dispose of any interest in any YLL Share.

         (7) The auditors of YHL shall be appointed to ascertain the Fair Price at the cost of the Transferee. The Fair Price shall mean the price which the auditors of YHL state in writing to be in their opinion the fair market value of the shares on a sale as between a willing seller and a willing purchaser (taking no account of whether the shares do or do not carry control of
                  YHL). In stating the Fair Price, the auditors shall act as experts and not as arbitrators and their decision shall be final and binding on the parties.

11A      PRE-EMPTIVE RIGHTS

         (1) A Shareholder who is entitled to Transfer any interest in any YHL Share in accordance with Clause 11(2) shall only be entitled to so in accordance with this Clause 11A.

         (1A) A Shareholder shall only be entitled to Transfer an interest in a YHL Share if the Proposing Transferor also proposes to Transfer to the Proposing Transferee:

                  (a) an amount of YLL Loan Stock equal to the Relevant Proportion of the total amount of YLL Loan Stock; and

                  (b) an interest in the Commercial Subordinated Loan Agreement equal to the Relevant Proportion of the outstanding principal amount of the Commercial Subordinated Loan Agreement (which Transfer shall take place under and in accordance with the terms of the Commercial Subordinated Loan Agreement).

         (2) Upon receipt of a bona fide offer to Transfer all or any part of a Shareholder's YHL Shares by a Shareholder ("PROPOSING TRANSFEROR") from any bona fide arms length third party purchaser ("PROPOSING TRANSFEREE"), such Shareholder shall within 5 Business Days give notice to YHL copied to all other Shareholders ("CONTINUING SHAREHOLDERS") of such offer including in such notice:

                  (a) the percentage of the total number of shares in YHL, YLL Loan Stock and the principal amount of the Commercial Subordinated Loan Agreement which the Proposing Transferee is offering to Transfer ("OFFERED INTERESTS");

                  (b)      the purchase price; and

                  (c) the material terms of the offer (including whether any sale is subject to any Approvals),

                  (such notice hereafter being referred to as the "TRANSFER NOTICE" and the terms of such notice hereafter being referred to as the "SPECIFIED TERMS"). The Transfer Notice shall constitute YHL the agent of the Proposing Transferor.

         (3) If a Continuing Shareholder wishes to acquire the Offered Interests, it must within 20 Business Days of receipt of the notice referred to in Clause 11A(2) make a written offer to YHL to acquire the Offered Interests, which offer shall comply with the following conditions:

                  (a) the Continuing Shareholder must offer to purchase all of the YHL shares, the YLL Loan Stock and the interest in the Commercial Subordinated Loan Agreement comprising the Offered Interests;

                  (b) the offer must be on terms that are no worse than the Specified Terms (which, for the avoidance of doubt shall be determined taking into account whether any additional or more onerous Approvals are required in respect of the Transfer to the Continuing Shareholder that has offered to acquire the Offered Interests, as compared to those required in respect of the Transfer to the Proposing Transferee); and

                  (c) the price offered by the Continuing Shareholders must be greater than or equal to the price offered by the Proposing Transferee; and

                  (d) the offer must remain open until allotment of the Offered Interests in accordance with Clause 11A.4(c) (provided such offer shall not be required to remain open for a period longer than 40 Business Days after the expiry of the 20 Business Day period referred to above).

         (3A) If a Continuing Shareholder does not wish to acquire any of the Offered Interests, and that Continuing Shareholder is a holder of 5 per cent. or more of the YHL Shares, that Continuing Shareholder may give notice to YHL requesting that Clause 11(2A) apply within 10 Business Days of receipt of the notice referred to in Clause 11A(2).

         (4) On the expiry of the first 20 Business Day period referred to in Clause 11A(3), the following principles shall apply:

                  (a) If no offer has been received, the Proposing Transferor may proceed with the Transfer to the Proposing Transferee and the Continuing Shareholders shall have no further rights to acquire the Offered Interests;

                  (b) If only one offer has been received, the Offered Interests shall be allotted to that Continuing Shareholder;

                  (c) If more than one offer has been received, the following principles shall apply:

                           (i) YHL shall determine which offer is the best offer (such determination to take into account the price and terms offered by the Continuing Shareholder, but otherwise be made in the sole and absolute discretion of
                                    YHL) and YHL shall notify the Continuing
                                    Shareholder or Continuing Shareholders who did not make the best offer ("LOSING SHAREHOLDERS") of the terms of the offer which YHL determines to be the best offer within 15 Business Days of the expiry of the first 20 Business Day period referred to in Clause 11A(3); and

                           (ii) a Losing Shareholder may, within 5 Business Days of notification of the best offer under clause 11A.4(c)(i), notify YHL that that Losing Shareholder intends to match the terms of the best offer (the determination of whether an offer made by a Losing Shareholder matches the best offer shall take into account the price and terms offered, but otherwise be made in the sole and absolute discretion of YHL);

                           (iii)    if:

                                    (A)      the offers made by the Continuing
                                             Shareholders under clause
                                             11A.4(c)(i) are substantially the
                                             same; or

                                    (B)      one or more Losing Shareholders
                                             matches the terms of the best offer
                                             under clause 11A.4(c)(ii),

                                    YHL shall notify the Continuing Shareholders or the Losing Shareholders referred to in this paragraph (iii) and such persons shall have the right to make a better offer within 5 Business Days of being notified by YHL (the determination of whether an offer made by a Continuing Shareholder or a Losing Shareholder matches the best offer shall take into account the price and terms offered, but otherwise be made in the sole and absolute discretion of YHL);

                           (iv) If one of the offers made by the Continuing Shareholders or the Losing Shareholders referred to in paragraph (iii) is better than any other (the determination of whether an offer made by a Continuing Shareholder or a Losing Shareholder matches the best offer shall take into account the price and terms offered, but otherwise be made in the sole and absolute discretion of YHL), YHL shall notify the Continuing Shareholders or the Losing Shareholders of the terms of that better offer and the Continuing Shareholders or the Losing Shareholders shall have a further right to match the terms of that better offer within 5 Business Days of being notified by YHL and sub-paragraph (iii) shall apply again;

                           (v) If in any round of offers, the best offer made in the preceding round is not matched or is matched and not bettered and the Continuing Shareholder or Losing Shareholder who made the best offer in the preceding round does not wish to make a further offer, (the determination of whether an offer made by a Continuing Shareholder or a Losing Shareholder matches the best offer shall take into account the price and terms offered, but otherwise be made in the sole and absolute discretion of YHL), the Offered Interests shall be allotted to the Continuing Shareholder or Continuing Shareholders or Losing Shareholder or Losing Shareholders who have made or matched the best offer in their Competing Proportions,

                  (any Offered Interests allotted pursuant to this Clause 11A(4) shall be referred to as "ALLOTTED INTERESTS").

         (5) On any allocation under Clause 11A(4) being made, YHL shall notify the Proposing Transferor and the Continuing Shareholder to whom any Allotted Interests have been allotted ("ALLOTTEE").

         (6) If no Approvals are required in respect of the Transfer of the Allotted Interests, the Allottee shall be bound to pay the purchase price for, and accept a transfer of the Allotted Interests within 10 Business Days of the date of the allotment. Upon receipt of the purchase price, the Proposing Transferee shall be bound to complete the sale of the Allotted Interests to each Allottee.

         (7) If any Approvals are required in respect of the Transfer of the Allotted Interests, the Allottee shall be bound to pay the purchase price for, and accept a transfer of the Allotted Interests within such time as is reasonable having regard to the nature of the Approval required (which time period shall not exceed a period of 180 days from the date of the allotment).

         (8) If, at the expiry of the period referred to in Clause 11A(6) or Clause 11A(7) (as the case may be), any Transfer of the Allotted Interests has not taken place ("UNTRANSFERRED INTERESTS"), YHL shall notify all the Continuing Shareholders (if any) other than the Allottee (including any Continuing Shareholder that was prohibited from making an offer to acquire Offered Interests under clause 11(2A)(c)). Such Continuing Shareholders (including any Continuing Shareholders that were prohibited from making an offer to acquire Offered Interests under clause 11(2A)(c)) shall have the right to acquire all (and with the agreement of the Proposing Transferor, any part) of the Untransferred Interests at any price being not less than the price specified in the Specified Terms, provided that the sale and purchase is completed within 40 Business Days of receipt of notification under this clause 11A(8).

         (9) At the end of the period referred to in clause 11A(8), the Proposing Transferor may within 90 days of the expiry of such period, Transfer and complete the sale and purchase of all or any part of the Untransferred Interests to any person at any price being not less than the price specified in the Specified Terms.

12.      TRANSFER OF YLL LOAN STOCK AND COMMERCIAL SUBORDINATED LOAN AGREEMENT

12.1 Subject always to the terms of the Intercreditor Agreement, the Funding Agreements and the DBFO Contract:

         (1) no Shareholder shall Transfer any interest in any of the YLL Loan Stock or the Commercial Subordinated Loan Agreement, except:

                  (a) with the prior written consent of all other Shareholders which (together with their Affiliates) hold not less than 90% of that portion of the Other Shares; or

                  (b) pursuant to a transfer to an Affiliate in accordance with subclause (4); or

                  (c)      pursuant to a transfer under subclause (2).

         (2) A Shareholder may only Transfer an interest in YLL Loan Stock or the Commercial Subordinated Loan Agreement:

                  (a)      to a person who is not an Affiliate; or

                  (b) without the prior written consent of all other Shareholders which (together with their Affiliates) hold not less than 90% of that portion of the Other Shares,

                  in accordance with Clause 11A.

         (3)      [Not used]

         (4) Any Shareholder shall be entitled to Transfer all or any part of the YLL Loan Stock or any interest in the Commercial Subordinated Loan Agreement at any time to any Affiliate provided that if an Affiliate is not resident in the United Kingdom or is outside the scope of United Kingdom corporation tax, such Transfer shall only be to an Affiliate who is a wholly-owned subsidiary of the Shareholder.

         (5) Each Shareholder undertakes to ensure that any Affiliate which holds any YLL Loan Stock or any interest in the Commercial Subordinated Loan Agreement shall Transfer all of the YLL Loan Stock or any interest in the Commercial Subordinated Loan Agreement which it then holds to an Affiliate who is a wholly-owned subsidiary of the Shareholder and who is resident in the United Kingdom and not outside the scope of United Kingdom corporation tax before it ceases at any time to be a wholly-owned subsidiary of the Shareholder. The parties agree that the provisions of this clause 12.5 shall not require MYL to issue a Transfer Notice in respect of the YLL Loan Stock or any interest in the Commercial Subordinated Loan Agreement if MYL ceased to be an Affiliate of MIUK provided the MYL Owners issue a Transfer Notice in respect of its shares in MYL pursuant to Clause 11(5).

         (6) Any transfer of YLL Loan Stock shall be conditional on the transferee first entering into and becoming bound by the Intercreditor Agreement as if it was an original party thereto.

13.      DEFAULT

(1)      If:

         (a) any Shareholder makes a serious or persistent default in performing and observing any of its obligations under this agreement and, where such default is capable of remedy, fails to remedy it within 30 days after service of written notice from any other Shareholder of such default; or

         (b) any Shareholder or the Ultimate Parent Undertaking of any Shareholder (a "DEFAULTING PARTY"):

                  (i) becomes insolvent or is unable or deemed unable pursuant to Section 123(1)(e) and (2) of the Insolvency Act 1986, to pay its debts or admits in writing that it is unable to pay its debts;

                  (ii) commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors;

                  (iii) takes any corporate action to appoint or suffers the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or all or a material part of its revenues and assets;

                  (iv) has a winding-up or administration order made in relation to it;

                  (v) compounds with or negotiates for any composition with its creditors generally or permits any judgment against it to remain unsatisfied for 7 days; or

                  (vi) is affected in any way in any jurisdiction other than England or Wales by anything equivalent to any of the things referred to in paragraphs (ii) to (v) above,

                  then any Shareholder who is not a Defaulting Party and whose Ultimate Parent Undertaking is not a Defaulting Party, may, subject to any prior written approval of the agent being required under the Commercial Bank Facility Agreement and any prior approval of the Secretary of State required under the DBFO Contract, give notice in writing to the Defaulting Party (or if the Defaulting Party is not a Shareholder, the relevant Shareholder) and YHL whereupon the relevant Shareholder (and each of its Affiliates) shall be deemed to have served a Transfer Notice in respect of all of its YHL Shares in accordance with Clause 11(4).

(2) If a Shareholder shall be deemed to have served a Transfer Notice under subclause (1) and its YHL Shares have not been purchased by the other
         Shareholders:

         (a) each such Shareholder and any Director nominated by it shall not be entitled or required to vote on any decision of YHL or the YHL Board or any decision of YLL or the YLL Board; and

         (b) any general meeting or board meeting of YHL or YLL which would be quorate but for the absence of the relevant Shareholder or Director (appointed by it), shall be deemed quorate,

         provided that subclause (2)(a) shall not apply in relation to a default under subclause (1)(b).

14.      CONFIDENTIALITY

(1) Each Shareholder undertakes with the other that it shall use all reasonable endeavours to ensure that all information received by it relating to the other or any of the other's subsidiaries which is not in the public domain shall be treated as confidential and shall not be disclosed to any third party except with the consent of the other Shareholder or except as may be required by law or by any regulatory authority.

(2) A Shareholder shall not be in breach of the provisions of this agreement by virtue of any Director appointed by a Shareholder passing to that Shareholder any information he receives as a Director of YHL, YLL or any other subsidiary of YHL, but nothing contained in this agreement shall require such disclosure where the Director's fiduciary duty to YHL, YLL or any such subsidiary, would be breached as a result.

(3) In the event that a Shareholder ceases to be a party to this agreement, such Shareholder shall nevertheless remain bound by subclause (1) for a period of two years from ceasing to be such a party.

15.      DURATION

(1) This agreement shall commence on the date of this agreement and shall continue to bind each Shareholder until such time as such Shareholder ceases to hold any YHL Shares.

(2) This agreement, save for clauses 10 (Restrictive Covenants), 14 (Confidentiality) and 18 (Announcements) shall cease to bind any Shareholder which ceases to hold any YHL Shares with effect from the date on which the transferee of that Shareholder's Shares assumes all of that Shareholder's obligations under this agreement. This clause is without prejudice to any rights of the other parties to this agreement which shall have accrued prior to such date and nothing in this agreement shall affect any liabilities and financial obligations owed to YHL by the Shareholder which have accrued prior to the disposal of that Shareholder's Shares.

16.      DISPUTES

(1) Any dispute or difference between the parties (a "DISPUTE") may be referred by any party to a meeting of affected parties (the "AFFECTED PARTIES") convened by that party upon not less than 10 days notice to the Affected Parties such meeting to be held in the absence of agreement to the contrary at the registered office for the time being of YHL (an "AFFECTED PARTIES' MEETING").

(2) An Affected Party who receives notice of an Affected Parties' Meeting shall use all reasonable endeavours to make a director of its Ultimate Parent Undertaking available to attend the meeting but in any event shall send the most senior officer in its Group who is available to attend the meeting.

(3) The Affected Parties shall endeavour to settle the Dispute but in the absence of agreement at the Affected Parties' Meeting or within the following 14 days the remaining provisions of this clause shall apply.

(4) If the Dispute has not been settled in the manner described above then upon the application of an Affected Party the Dispute shall be submitted to a court of law for resolution.

17.      TAX AND THE SURRENDER OF LOSSES

(1) For the purposes of this clause 17, the following expressions shall have the following meanings:

         "ACCOUNTING PERIOD" shall have the same meaning as in Section 12 of the Act;

         "ACT" means the Income and Corporation Taxes Act 1988;

         "RELIEFS" means any trading losses, charges on income, management expenses and other amounts available for relief against any Tax Liability, where such amounts arise to YHL or YLL and to the extent that those amounts cannot be applied by YHL or YLL, as the case may be, in reducing a Tax Liability for the Accounting Period in which such amounts arise;

         "TAX" includes all present and future income and other taxes, levies, assessments, imposts, deductions, charges, duties and withholdings whatsoever and any charges in the nature thereof together with interest thereon and penalties and fines with respect thereto, if any, and any payments made on or in respect thereof and "TAXES" and "TAXATION" shall be construed accordingly; and

         "TAX LIABILITY" means any liability of YHL or YLL, as the case may be, in respect of Taxation.

(2) Unless the Shareholders and the Agent under the Commercial Bank Facility Agreement otherwise expressly agree in writing and subject to the rights of each Shareholder under subclauses (3) to (9), the Shareholders shall procure that Reliefs will:

         (a) to the greatest extent possible, be applied so as to reduce or extinguish any Tax Liability of YHL or YLL, as the case may be, for Accounting Periods which precede that in which the relevant Reliefs arise; and

         (b) to the extent that any such Reliefs cannot be applied in accordance with (a), be carried forward by YHL or YLL, as the case may be, so as to reduce or extinguish any Tax Liability of YHL or YLL, as the case may be, for subsequent Accounting Periods.

(3) Notwithstanding subclause (2), if at any time after the date hereof YHL or YLL shall have available to it Reliefs, then to the extent permitted by subclause (6) below, by law and by the published practice of the tax authorities, each Shareholder or a member of that Shareholder's Group ("A CLAIMANT") shall be entitled to make a claim for the surrender by YHL or, as the case may be, YLL of some or all of those Reliefs by way of group relief in accordance with Chapter IV of Part X of the Act and shall be entitled to do all such acts and things and execute all such documents and deeds as are necessary to ensure that all such claims and surrenders are valid and effective.

(4) Notwithstanding subclause (2), where subclause (3) applies, YHL or, as the case may be, YLL shall surrender group relief in accordance with Chapter IV of Part X of the Act and in accordance with subclause (3) in a timely manner and to the extent permitted by law, at the request in writing of a Claimant who makes a valid claim under subclause (3). The Shareholders shall procure that all such surrenders are in a form and manner sufficient to facilitate the relevant claim under subclause (3) and that YHL or, as the case may be, YLL executes all such documents and deeds and gives such consents in a timely manner so as to ensure that all such claims and surrenders of group relief are effective.

(5) At the request in writing of a Claimant which makes a valid claim under subclause (3), each other Shareholder shall execute all such documents and deeds and give such consents in a timely manner so as to ensure that any such claim, and the corresponding surrender, is valid and effective.

(6) Where, in any of its Accounting Periods ("THE CLAIM PERIOD"), a Claimant is or was chargeable to Tax in respect of any amount accrued but unpaid in respect of the YLL Loan Stock ("THE ACCRUAL"), then that Claimant shall, under subclause (3), be entitled to make one or more claims for the surrender by YHL or, as the case may be, YLL of Reliefs equal to the Accrual in respect of which that Claimant was chargeable for one or more Claim Periods ending on or prior to the date of the claim; provided that the aggregate amount of Reliefs which may be claimed by virtue of this subclause (6) shall not exceed the lesser of
         (a) the Accrual relating to the period from Completion until 30th June, 2000 and (b) (pound)3,000,000. Unless otherwise agreed in writing by the Shareholders, the aggregate amount of Reliefs which may be claimed by virtue of this subclause (b) by one or more Claimants which are members of the same Shareholder's Group shall not exceed the lesser of (a) (pound)1,500,000 and (b) the Accrual relating to the period from Completion until 30th June, 2000 in respect of YLL Loan Stock which is beneficially owned by members of that Shareholder's Group throughout the period by reference to which that Accrual is ascertained.

(7)      Where a claim for the surrender of group relief is made under subclause
         (3), then an amount (a "GROUP RELIEF PAYMENT") shall be payable in the manner hereafter provided to whichever of YHL or YLL makes such a surrender. If the claim was made by a Shareholder, then the Group Relief Payment shall be made by the Shareholder. If the claim was made by a member of a Shareholder's Group, then that Shareholder shall procure that the relevant member of its Group enters into an agreement with YHL or, as the case may be, YLL regarding the terms of the aforesaid claim and providing for that member to make a Group Relief Payment. The terms of such agreement shall not be inconsistent with the terms of this Agreement. Where a member of a Shareholder's Group enters into such an agreement, the Shareholder concerned shall procure that that member performs its obligations under that agreement. YLL shall credit to the Tax Reserve Account (as defined in the Intercreditor Agreement) any amount which it receives in respect of or on account of a Group Relief Payment and YLL shall be entitled to any interest payable on the Tax Reserve Account which is attributable to such an amount.

(8) The aggregate of the Group Relief Payments referred to in subclause (7) shall be calculated in accordance with this subclause (8). The Reliefs which are surrendered by YHL or YLL in accordance with subclause (3) shall be aggregated. The resulting aggregate ("THE CUMULATIVE RELIEFS") shall then be multiplied by the rate of Tax (ignoring any relief available under Section 13 of the Act) to which the profits of YHL, or as the case may be, YLL are or would be subject in the first Accounting Period of YHL or, as the case may be, YLL in which it is chargeable to Tax in respect of its profits or in which it would be so chargeable if any relief available to it under Section 240 or Chapter IV of Part X of the Act were ignored. The sum resulting from such multiplication is the aggregate of the Group Relief Payments payable in accordance with subclause (7). The portion of the aggregate of the Group Relief Payments which is payable by each Claimant in accordance with subclause
         (7) shall correspond to the fraction of the Cumulative Reliefs represented by the Reliefs in respect of which that Claimant has made a valid claim or claims in accordance with subclause (3). Subject to subclauses (9), (10) and (11), the Shareholders shall procure that all Group Relief Payments less any amounts paid under subclauses (9), (10) and (11), are made to YHL or, as the case may be, YLL in immediately available funds no later than the last day ("THE LAST DATE FOR PAYMENT") of the first Accounting Period of YHL or, as the case may be, YLL in which it is chargeable to tax in respect of its profits or in which it would be so chargeable if any relief available to it under
         Section 240 or Chapter IV of Part X of the Act were ignored.

(9)      PAYMENTS ON ACCOUNT

         (a) In the circumstances and in the manner set out in this subclause (9), a Claimant shall be required to make one or more payments on account of a Group Relief Payment prior to the Last Date for Payment.

         (b) The aggregate of the Group Relief Payments payable in accordance with subclause (7) may be calculated by YHL and YLL from time to time on a provisional basis. This provisional amount ("THE PROVISIONAL SUM") shall be calculated by multiplying

                  (i) the aggregate of the Reliefs which, at the date by reference to which the Provisional Sum falls to be determined, have been validly surrendered by YHL or YLL in accordance with subclause (3) and

                  (ii) the rate of Tax to which YHL or, as the case may be, YLL would be subject for its then current Accounting Period if in that period it had profits chargeable to Tax and if the rate of Tax for that Period were the rate prevailing as at the date on which the Provisional Sum is calculated but ignoring any relief which would otherwise be available under Section 13 of the Act.

                  The Provisional Sum shall be allocated among the Claimants as at the date by reference to which it is calculated in accordance with the share of the Reliefs taken into account in
                  (i) above which have been the subject of a valid claim by each Claimant in accordance with subclause (3).

         (c) YHL and YLL shall calculate the Provisional Sum on and by reference to the date falling two working days prior to each date on which, but for the Intercreditor Agreement, interest would be payable in respect of the YLL Loan Stock. The Provisional Sum as so determined less any amounts already paid under subclause (9), (10) or (11), shall be called amount "A". The Shareholders, YHL and YLL shall at the same time ascertain from the Financial Model (as defined in the DBFO Contract), by reference to the same date, the interest which is forecast to be payable, in accordance with the Intercreditor Agreement, in respect of the YLL Loan Stock on or prior to the Last Date for Payment. Such forecast interest shall be called amount "B". If A is greater than B, then on the next date on which interest is payable in respect of the YLL Loan Stock or would be so payable but for the Intercreditor Agreement, the excess of A over B shall be payable to YHL or, as the case may be, YLL by the Claimants to whom the Provisional Sum has been allocated in the manner described in paragraph (b) above. The amount payable by each Claimant shall bear the same proportion to the excess of A over B as that Claimant's share of the Provisional Sum allocated in accordance with (b) above bears to the entire Provisional Sum, as so determined.

         (d) If the date on which interest is payable in respect of the YLL Loan Stock is one on which such interest is in fact paid, then an amount equal to the interest which is in fact paid shall be payable on account of Group Relief Payments to YHL or, as the case may be, YLL by the Claimants to whom the Provisional Sum has been allocated in the manner aforesaid. The amount payable by each Claimant in this way shall bear the same proportion to the amount of interest which is in fact paid on that date in respect of the YLL Loan Stock as that Claimant's share of the Provisional Sum allocated in accordance with (b) above bears to the entire Provisional Sum determined in accordance with (b) and (c), by reference to the date falling two working days prior to the relevant date on which interest is in fact paid in respect of the YLL Loan Stock. If YLL has reasonable grounds for considering that a Claimant is unable or unwilling to make such a payment on account of Group Relief Payments, YLL shall be entitled to withhold from any interest otherwise falling to be paid by it in respect of the YLL Loan Stock to YHL or to any member of the Shareholder's Group of which the relevant Claimant is a member, a sum equal to the amount payable on account by that Claimant. The Shareholders and YHL hereby agree that YLL shall be discharged from any obligation to pay any amount which it withholds as aforesaid and that YLL shall be treated as if it had actually paid that amount in respect of the YLL Loan Stock. If YLL is entitled to withhold an amount in accordance with this paragraph (d), then if the amount so withheld would otherwise have been due and payable to YHL, YHL shall also be entitled to withhold a sum in accordance with (e) from any amount otherwise payable by it to any member of the Shareholder's Group to which belongs the Claimant whose unwillingness or inability to make a payment on account entitled YLL to withhold the amount which would otherwise have been due and payable to YHL.

                  (e) The sum which YHL is entitled to withhold as aforesaid shall not exceed the amount which YLL is entitled to withhold in accordance with paragraph (d) and which would otherwise have been due and payable to YHL.

                  (f) Each Shareholder shall procure that each member of that particular Shareholder's Group shall respect the provisions of paragraph (d).

(10)              EARLY PAYMENT ARRANGEMENTS

                  This subclause applies where:

                  (a) a Shareholder or a member of its Group sells any shares of YHL or any YLL Loan Stock or loan stock issued by YHL, other than to YHL or to another member of that same Group; or

                  (b) YHL sells any YLL Loan Stock other than to a Shareholder or a member of a Shareholder's Group;

                  THEN:

                  (i) If (a) occurs, YHL and YLL shall determine and allocate the Provisional Sum in accordance with subclause (9) above by reference to the date of such sale. The Shareholder which sells, or a member of whose Group sells, such shares or loan stock shall procure that an amount equal to the proceeds of such sale is promptly applied in paying to YHL or, as the case may be, YLL an amount equal to the lesser of

                  (1)      such proceeds and

                  (2) the portion of the Provisional Sum, calculated as aforesaid, which is allocated to any Claimant or Claimants consisting of that Shareholder and/or members of its Group.

                  YHL or, as the case may be, YLL shall treat any such payment as a payment on account of the Group Relief Payments payable by such Claimants in accordance with subclause (7) above. The payment on account shall, where necessary, be allocated pro rata between the Claimants concerned by reference to the amounts owed by them under subclause (7) and shall be treated accordingly as having been made by those Claimants.

         (ii) If (b) occurs, YHL and YLL shall determine and allocate the Provisional Sum in accordance with subclause (9) above by reference to the date of such sale. Each Shareholder shall procure that a sum equal to that portion of the sale proceeds which corresponds to the percentage of the ordinary share capital of YHL owned by it or by members of its Group shall be promptly applied in paying to YHL or, as the case may be, YLL an amount equal to the lesser of

                  (1)      that portion of such sale proceeds and

                  (2) the portion of the Provisional Sum, calculated as aforesaid, which is allocated to any Claimant or Claimants consisting of that Shareholder and/or members of its Group.

                  YHL or, as the case may be, YLL shall treat any such payment as a payment on account of the Group Relief Payments payable by such Claimants in accordance with subclause (7) above. The payment on account shall, where necessary, be allocated pro rata between the Claimants concerned by reference to the amounts owed by them under subclause (7) and shall be treated accordingly as having been made by those Claimants.

         (iii) If, when a payment on account is made to YHL or, as the case may be, YLL following the events described in paragraph (a) or
                  (b) above, no prior payment has been made or treated as made under subclause (9) above by any Claimant who is treated in accordance with this subclause (10) as having made such a payment on account, then that payment shall be regarded as a full and final discharge pro tanto of that Claimant's obligation to make a Group Relief Payment under subclause (7) in respect of any Reliefs for which it has made a valid claim under subclause (3) prior to the events described in paragraph
                  (a) or (b) above.

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

(11)     CALAMITOUS EVENT PREPAYMENT

         This subclause applies where, prior to the Last Date for Payment, any of the following (a "RELEVANT EVENT") occurs:

         (a) there is an Event of Default under Clause 25 of the Commercial Banks Facility Agreement which leads to the Agent serving a written notice on the Borrower in accordance with Clause 25.31 of that Agreement prior to the Final Repayment Date; or

         (b) a Step-in Notice is given under the Direct Agreement for the DBFO Contract referred to in Schedule 4 hereof and is accepted by the Secretary of State for Transport; or

         (c)      the DBFO Contract is terminated under Clause 37 or 38 thereof;

         then:

         (i) The Shareholders shall request the Agent under the Commercial Banks Facility Agreement to provide, at the Shareholders' expense, within 21 working days of the Relevant Event, a written reasoned opinion from a reputable firm of accountants or lawyers with recognised corporate tax expertise, to be selected by the Agent at its sole discretion, that if YHL or, as the case may be, YLL had not surrendered Reliefs in accordance with subclause (3), then notwithstanding the Relevant Event, it was reasonably probable that YHL or YLL, as the case may be, would have been able to utilise those Reliefs or otherwise to turn them to account;

         (ii) If no such opinion is provided as aforesaid, then any obligation under subclause (7) to make a Group Relief Payment shall, to the extent not already satisfied by one or more payments on account under subclauses (9) and (10), be discharged;

         (iii) If such an opinion is provided as aforesaid, then any Group Relief Payment otherwise payable under subclause (7) above in accordance with subclause (8) shall be adjusted by substituting for the amount determined under subclause (8) the aggregate found by adding together each amount of Reliefs claimed in accordance with subclause (3) multiplied by the rate of Tax (ignoring any relief available under Section 13 of the Act) to which YHL or, as the case may be, YLL would have been subject in respect of its profits for the Accounting Period in which each such amount of Reliefs was claimed if YHL or, as the case may be, YLL had been chargeable to Tax in respect of its profits for that Accounting Period;

         (iv) The amount substituted in accordance with paragraph (iii) above shall be reduced by any amount payable to YHL or, as the case may be, YLL in respect of such Reliefs under subclause
                  (9) or (10) above and shall be further reduced so that it equals the amount which, in the reasonable opinion of the Shareholders, would have been the value to YHL or, as the case may be, YLL if the Reliefs had been available to it following the Relevant Event. Any such amount, as so reduced where appropriate, shall be paid by the Shareholders to YHL or, as the case may be, YLL in full and final settlement of any Group Relief Payments otherwise owed hereunder by any Claimant and YHL and YLL shall accept such amounts in full and final discharge of any Group Relief Payments otherwise due. The amount payable hereunder shall be borne by the Shareholders pro rata to the Reliefs claimed under subclause
                  (3) above by each Shareholder and/or a member of its Group.

(12) If any amount surrendered or purportedly surrendered by YHL or, as the case may be, YLL in accordance with subclause (3) is subsequently disallowed or otherwise determined to be unavailable for surrender, then YHL or, as the case may be, YLL shall, as soon as reasonably practicable, notify each Shareholder, on behalf of the relevant Claimant or Claimants, of such disallowance or unavailability and any obligation to make a Group Relief Payment in accordance with subclause
         (7) shall to the extent of such disallowance or unavailability be extinguished. If in such circumstances a Group Relief Payment has been made, then YHL or, as the case may be, YLL shall, to the extent permitted by the Intercreditor Agreement, repay an amount of such Group Relief Payment corresponding to the proportion of the amount surrendered or purportedly surrendered which has been disallowed or determined to be unavailable. The amount of the Group Relief Payment which is repayable hereunder shall be repaid to the Shareholder by which or by a member of whose Group the relevant Group Relief Payment was made.

(13) If the tax authorities do not for any reason accept any claim in respect of group relief which is permitted under subclause (3), then the Shareholders and YHL or, as the case may be, YLL shall take all reasonable action with a view to proving or otherwise establishing to the satisfaction of the tax authorities that the claim has been validly and effectively made in a timely manner. On request by notice in writing to it from either Shareholder, YHL or, as the case may be, YLL shall as soon as reasonably practicable, provide that Shareholder with an estimate of any Reliefs which may be available for surrender. YHL and YLL agree not to revoke or disclaim any surrender made pursuant to this Clause 17 without the consent in writing of the Shareholder which, or a member of whose Group which, made the claim under subclause (3) to which such surrender relates.

(14)     This Clause 17 shall be without prejudice to Clause 3(l), (2), (3) and
         (4) hereof. For the avoidance of doubt but subject to Clause 11(4), the Shareholders and the Board shall not, in taking decisions regarding the management and development of the business of YHL or YLL or any other action which could be of benefit to YHL or YLL, be required to have regard to whether as a result of such a decision or such action, a Claimant would or would not be able to make a claim under subclause
         (3).

(15) The Shareholders, YHL and YLL shall jointly elect in a timely manner that Section 247 of the Act shall, to the extent permitted by law and the published practice of the tax authorities, apply to:

         (a) any dividend paid by YLL to YHL or by YHL to any of the Shareholders; and

         (b) any payment by YLL to YHL or by YHL to YLL or by YHL to any of the Shareholders, which payment is referred to in Section 247(4) of the Act.

         The aforesaid election is referred to hereafter as the "GROUP INCOME ELECTION".

         YHL, YLL and the Shareholders shall execute and deliver all such documents and deeds in a timely manner as are necessary to ensure that the Group Income Election is valid and effective. Unless the Shareholders otherwise consent in writing, neither YHL nor YLL shall give a notice of the kind specified in Section 247(3) of the Act in respect of any dividend paid by it.

(16) Without prejudice to the generality of Clause 1(2), references to Reliefs available under any Section, Chapter or Part of the Act shall include any statutory provision which subsequently provide an equivalent relief to that provided by the relevant Section, Chapter or Part of the Act.

(17) This Clause 17 is without prejudice to any obligations of YLL under Clause 40.3.5 of the DBFO Contract.

18.      ANNOUNCEMENTS

         No announcement concerning this agreement or its subject matter or any ancillary matter shall be made by any Shareholder except as required by law or any recognised stock exchange or by any other regulatory body without the prior written approval of the other (such approval not to be unreasonably withheld or delayed).

19.      NOTICES AND RECEIPTS

(1) Any notice or other document to be served under this agreement may be delivered or sent by prepaid first class recorded delivery post or facsimile process to the party to be served at its address appearing in this agreement or at such other address as it may have notified to the other parties in accordance with this clause.

(2) In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class recorded delivery letter or that the facsimile message was properly addressed and despatched as the case may be.

(3) The receipt of any party's solicitor for any sum or document to be paid or delivered to that party will discharge the obligor's obligation to pay or deliver it to that party.

20.      COSTS AND VAT

(1) Each of the Shareholders shall bear its own costs and expenses incidental to the negotiation, preparation and completion of this agreement. The Shareholders shall procure that YHL shall pay all costs and expenses properly and reasonably attributable to it in negotiating, preparing and completing this agreement. Subject to the above each of the Shareholders shall bear its own costs and expenses incidental to the negotiation, preparation and completion of this agreement.

(2) All figures stated in this agreement are exclusive of value added tax (if any).

21.      SEVERABILITY

         The provisions contained in each clause and/or subclause of this agreement shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid; if any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

22.      WHOLE AGREEMENT

(1) This agreement and the documents referred to in it contain the whole agreement between the Shareholders relating to the transactions contemplated by this agreement and supersede all previous agreements between the Shareholders relating to these transactions.

(2) In entering into this agreement (and any document referred to herein), no Shareholder may rely on any representation, warranty, collateral contract or other assurance (except those expressly set out in this agreement or any document referred to in it (made by or on behalf of any other party before the signature of this agreement)) and each Shareholder waives all rights and remedies which, but for this subclause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance; provided that nothing in this subclause shall limit or exclude any liability for fraud.

(3) Each obligation, representation and warranty on the part of each of the Shareholders under this agreement (excluding any obligation fully performed at the Completion Date) shall continue in force after the Completion Date.

23.      GENERAL

(1) In the event that there is any inconsistency between this agreement and the Articles, this agreement shall prevail as between the Shareholders in respect of their rights in relation to YHL.

(2) The Shareholders agree, as between themselves, that they shall procure the convening of all meetings and the giving of all waivers and consents and the passing of all resolutions and shall otherwise exercise all powers and rights available to them in order to give effect to the provisions of this agreement.

(3) YHL and YLL are excluded from any obligations contained in this agreement to the extent that such obligations would constitute an unlawful fetter on their statutory powers.

(4) None of the rights or obligations under this agreement may be assigned or transferred without the written consent of the other parties (such consent not to be unreasonably withheld), provided that if a Shareholder proposes to transfer its rights or obligations to an Affiliate, it shall enter into a guarantee (or procure that its Ultimate Parent Undertaking enters into a guarantee) substantially in the form of the Guarantee.

(5) This agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party may enter into this agreement by executing a counterpart.

24.      NOT USED

25.      COUNTER INDEMNITY

         Subject to the Intercreditor Agreement, YLL agrees to keep each LC Provider indemnified against all actions, proceedings, liabilities, claims, demands, damages, costs and expenses in relation to or arising out of or in connection with the BF Letter of Credit procured by that LC Provider and to pay to that LC Provider on demand all payments, losses, costs, charges, damages and expenses suffered or incurred by that LC Provider in consequence of the BF Letter of Credit or arising directly or indirectly therefrom.

26.      GOVERNING LAW

         This agreement is governed by and shall be construed in accordance with English law.

AS WITNESS the hands of the parties (or their duly authorised representatives) on the date which first appears on page 1.

                                   SCHEDULE 1

                             DETAILS OF YHL AND YLL

                                  PART 1 (YHL)

SHARE CAPITAL:

CLASS                            AUTHORISED           ISSUED
Ordinary Shares                 (pound) 10,000,000  (pound) 3,000,000

SHAREHOLDERS:

                                NUMBER OF            CLASS OF
NAME                             SHARES             SHARES HELD
Macquarie Yorkshire Limited     1,500,000            Ordinary
Balfour Beatty plc              1,500,000            Ordinary

DIRECTORS:                      Ian Rylatt
                                John Fox
                                Colin Chanter
                                Sean MacDonald
                                Peter Dyer

SECRETARY:                      Annabelle Helps

REGISTERED OFFICE:              Level 29 and 30, CityPoint
                                1 Ropemaker Street
                                London EC2Y 9HD

COMPANY NUMBER:                 3059235

DATE OF INCORPORATION:          22nd May, 1995

                                  PART 2 (YLL)

SHARE CAPITAL:

CLASS                            AUTHORISED           ISSUED
Ordinary Shares                 (pound) 10,000,000  (pound) 3,000,000

SHAREHOLDERS:

                                NUMBER OF            CLASS OF
NAME                             SHARES             SHARES HELD

Yorkshire Link (Holdings)       3,000,000            Ordinary
Limited

DIRECTORS:                    Ian Rylatt
                              John Fox
                              Colin Chanter
                              Sean MacDonald
                              Peter Dyer

SECRETARY:                    Annabelle Helps

REGISTERED OFFICE:            Level 29 and 30, CityPoint
                              1 Ropemaker Street
                              London EC2Y 9HD

COMPANY NUMBER:               2999303

DATE OF INCORPORATION:        7th December, 1994

                                   SCHEDULE 2

                                RESERVED MATTERS

                                     PART 1

         THOSE MATTERS IN RELATION TO YHL AND YLL REQUIRING APPROVAL OF SHAREHOLDERS HOLDING NOT LESS THAN 90 PER CENT. IN NOMINAL VALUE OF THE YHL SHARES FOR THE TIME BEING ENTITLED TO ATTEND AND VOTE AT GENERAL MEETINGS

(i)      any amendment or addition to this agreement

(ii)     depart from the ordinary course of trading in any way

(iii)    alter the provisions in the Memorandum or Articles

(iv)     pass any resolution for winding up

(v)      tender for or undertake any new project

(vi)     [not used]

(vii)    make any acquisitions or disposals of any companies or businesses.

                                     PART 2

         THOSE MATTERS IN RELATION TO YHL AND YLL REQUIRING THE APPROVAL OF ALL OF THOSE DIRECTORS APPOINTED BY ANY SHAREHOLDER HOLDING NOT LESS THAN 49% IN NOMINAL VALUE OF THE YHL SHARES FOR THE TIME BEING ENTITLED TO ATTEND AND VOTE AT GENERAL MEETINGS

GENERAL

(i)      declare, make or pay any dividends (interim or final)

(ii)     give any guarantee or indemnity

(iii) create, issue, purchase or redeem or reorganise any share or loan capital

(iv)     apply for the appointment of a receiver or an administrator

(v) begin or settle any legal or arbitration proceedings other than routine debt collection

ACCOUNTS AND GENERAL

(i)      incur expenditure exceeding (pound)10,000 on its capital account

(ii)     borrow any money

(iii)    make any loans

(iv)     prepay any loans

(v)      change the financial year

(vi)     change the basis of accounting

(vii) pay remuneration or expenses to anyone other than as proper remuneration for work done or services provided

(viii)   make any gift or political or charitable donation

COMMERCIAL

(i)      create or redeem any mortgage, charge, debenture or other security

(ii) dispose of or grant any option or right of pre-emption in respect of its assets except in the ordinary course of trading

(iii) allow any insurances to lapse or do anything which would make any policy void or voidable

(iv) enter into any agreement which cannot be terminated by YHL or YLL (as applicable) without penalty within 12 months of its commencement

(v) enter into any abnormal or unusual contract or commitment including any which:

         (a)      is outside the ordinary course of business

         (b)      is unlikely to be profitable

         (c)      is of a long-term nature

         (d)      would have extended payment terms

         (e) would involve a total outlay over the term of the contract in excess of (pound)10,000

(vi)     reorganise or change the nature or scope of its business

(vii) enter into any agreement restricting its freedom to do business as it thinks fit

PROPERTIES (I.E. REAL ESTATE)

(i)      grant any lease or third party rights in respect of any property

(ii)     transfer or dispose of any property

(iii)    create any interest over any property (including a security interest)

INTELLECTUAL PROPERTY

(i) assign, licence, transfer, dispose of, create any security interest over, or otherwise deal with any intellectual property

(ii)     apply for registration of any intellectual property

(iii) allow any registration of intellectual property to lapse or be cancelled

(iv) prosecute any infringement action against parties other than partners, or defend any action for revocation or cancellation or any other challenge to the validity of any intellectual property

(v)      accept any restrictions on use of its own intellectual property

EMPLOYEES

(i) change the terms and conditions of employment of any director/partner or senior employee; for this purpose a "senior employee" is an employee with a gross annual salary of (pound)50,000 or above

(ii)     employ, or terminate without good cause the employment of any person

(iii)    dismiss any senior employees (as defined above)

                                   SCHEDULE 3

                         REPRESENTATIONS AND WARRANTIES

1.       STATUS

         It is a limited liability company duly organised and validly existing under the laws of its country of incorporation.

2.       POWERS

         It has the power to enter into and perform its obligations under this agreement and each of the other documents referred to in this agreement to which it is a party.

3.       CONSENTS

         It has all necessary consents, licences and approvals in connection with the entry into and performance of its obligations under this agreement and (if applicable) as a shareholder in YHL.

4.       NON-VIOLATION OF LAW ETC.

         Its entry into this agreement and performance of its obligations under this agreement will not violate or conflict with, or exceed any limit imposed by (i) any law or regulation to which it is subject, (ii) its memorandum or Articles of Association or other applicable constitutional documents or (iii) any other agreement, instrument or undertaking binding upon it.

5.       RECITALS

         The Recitals to this agreement are true and accurate insofar as they relate to it.

                                   SCHEDULE 4

                                     PART 1

                                 YHL AGREEMENTS

Intercreditor Agreement
Share Pledge Agreement

                                     PART 2

                                 YLL AGREEMENTS

Commercial Bank Facility Agreement
EIB Facility Agreement
EIF Senior Guarantee Facility Agreement
Commercial Subordinated Facility Agreement
Intercreditor Agreement
YLL Loan Stock Instrument
Debenture
ISDA Master Agreements
Security Trust Deed
DBFO Contract
Direct Agreement for the DBFO Contract
Construction Contract
Direct Agreement for Construction Contract
Technical Services Agreement
Secondment Agreement
Maintenance Depot Lease
BB Parent Company Guarantee
MEIP Parent Company Guarantee
Model Custody Agreement
Assignment of Intellectual Property Rights

Appointment of Independent Engineer Agreement
Motorway Communications Side Letter

Insurance Policies

Signed by                              )
for MACQUARIE YORKSHIRE                )         *
LIMITED                                )    ___________

Signed by                              )         *
for BALFOUR BEATTY PLC                 )    ___________

Signed by                              )
for YORKSHIRE LINK                     )         *
(HOLDINGS) LIMITED                     )    ___________

Signed by                              )         *
for YORKSHIRE LINK LIMITED             )    ___________

Signed by                              )
for MACQUARIE EUROPEAN INFRASTRUCTURE  )         *
PLC                                    )    ___________

* This agreement was restated and amended by an Omnibus Deed dated as of April 30, 2003 between Macquarie Infrastructure (UK) Limited, Macquarie Yorkshire Limited, Balfour Beatty plc, Yorkshire Link (Holdings) Limited, Yorkshire Link Limited, Kvaerner plc and Macquarie European Infrastructure plc, which was executed by the parties thereto as follows:

     MACQUARIE INFRASTRUCTURE (UK) LIMITED

     /s/ Colin Chanter
     Attorney

               Witness        /s/ Andrew Deszcz
                              Name:     Andrew Deszcz
                              Address:  65 Fleet Street, London


     MACQUARIE YORKSHIRE LIMITED
     /s/ Sean MacDonald
     Director

     /s/ Colin Chanter
     Director


     BALFOUR BEATTY PLC
     /s/ John Fox
     Attorney

          Witness             /s/ Andrew Deszcz
                              Name:     Andrew Deszcz
                              Address:  65 Fleet Street, London


     YORKSHIRE LINK (HOLDINGS) LIMITED
     /s/ John Fox
     Director

     /s/ Peter Dyer
     Director


     YORKSHIRE LINK LIMITED
     /s/ John Fox
     Director

     /s/ Peter Dyer
     Director


     KVAERNER PLC
     /s/ Nigel Williams
     Attorney

          Witness             /s/ Peter Dyer
                              Name:     Peter Dyer
                              Address:  14 Crofton Avenue, Chiswick
                                        London W4 3EW


     MACQUARIE EUROPEAN INFRASTRUCTURE PLC
     /s/ Peter Dyer
     Attorney

          Witness             /s/ Andrew Deszcz
                              Name:     Andrew Deszcz
                              Address:  65 Fleet Street, London